Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA Lippert/Heilshorn & Associates (415) 433-3777 david@lhai-sf.com	Meghan Stapleton Director, Corporate Communications (907) 297-3000 meghan.stapleton@acsalaska.com

Alaska Communications Systems Announces 7.5 Percent Dividend Increase

- Declares Quarterly Cash Dividend -

ANCHORAGE, Alaska, Feb. 23, 2006 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced its board of directors increased its dividend policy to an annual rate of $0.86 per share, or an increase of 7.5 percent over its previous annual rate of $0.80 per share.

In addition, ACS board of directors declared a quarterly cash dividend of $0.215 per share on the company’s common stock. The first quarter dividend is payable on April 19, 2006 to stockholders of record on the close of business on March 31, 2006.

“Our operational performance and financial achievements enable us to raise the dividend,” stated Liane Pelletier, ACS president and chief executive officer. “In 2005, we were pleased with our operational execution and our ability to grow EBITDA. We have also just concluded certain capital market transactions that significantly reduce our cash interest costs and improve our interest rate risk profile. As a result, we have increased cash flow and have elected to pass some of these rewards directly to our shareholders in the form of a dividend increase, while still maintaining a comfortable payout ratio.”

In a separate press release today, ACS announced its fourth quarter and year-end 2005 financial results.

About Alaska Communications Systems
ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2004 and the company’s Form 10-Q for the quarter ended September 30, 2005, and “Risk Factors” in the company’s current report on Form 8-K dated November 29, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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